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                                                                EXHIBIT 23(H)(3)


                            ADMINISTRATION AGREEMENT


       THIS AGREEMENT is made as of this _____ day of [August], 2000, by and between Monument Series Fund (the "Fund"), a Delaware business trust, and Monument Shareholder Services, Inc. (the "Administrator"), a Maryland corporation.

       WHEREAS, the Fund is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares of common stock; and

       WHEREAS, the Fund has retained the Administrator to provide, and the Administrator has agreed to provide, administrative services to the portfolios of the Fund identified on Schedule A ("Portfolios"), on the terms and conditions set forth in this Agreement;

       NOW, THEREFORE, in consideration of the premises and the covenants contained in this Agreement, the Fund and the Administrator hereby agree as follows:

1. Retention of the Administrator. The Fund hereby retains the Administrator to act as the administrator of the Portfolios and to furnish the Portfolios with the services as set forth in Paragraph 2 below. The Administrator hereby accepts the employment and undertakes to perform the duties set forth below.

       The Administrator will, for all purposes stated in this Agreement, be deemed an independent contractor and, unless otherwise expressly provided or authorized, will have no authority to act for or represent the Fund in any way and will not be deemed an agent of the Fund.

2. Administrative and Accounting Services. The Administrator will perform or supervise the performance by others of other administrative services in connection with the operations of the Portfolios, and, on behalf of the Fund, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. The Administrator will provide the Trustees of the Fund with such reports regarding investment performance as the Trustees may reasonably request but will have no responsibility for supervising the performance by any investment adviser or subadviser of its responsibilities. The Administrator may appoint a sub-administrator to perform certain of the services to be performed by the Administrator under this Agreement.

       The Administrator will provide the Fund with administrative services, regulatory reporting, fund accounting and related portfolio accounting services, all necessary office space, equipment, personnel, compensation and facilities (including facilities for Shareholders' and Trustees' meetings) for handling the affairs of the Portfolios and such other services as the Trustees may, from time to time, reasonably request, and that the


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       Administrator may, from time to time, reasonably determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Board of Trustees (the "Trustees"), the Administrator will make reports to the Trustees concerning the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the Administrator will:

       (a) calculate contractual Fund expenses and control all disbursements for the Fund, and as appropriate compute the Fund's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighed maturity;

       (b) assist Fund counsel with the preparation of prospectuses, statements of additional information, registration statements, proxy materials;

       (c) prepare such reports, applications and documents (including reports regarding the sale and redemption of Shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Fund's shares with state securities authorities, monitor sale of Fund shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Fund and the Fund's shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Fund and the Fund's shares with state securities authorities to enable the Fund to make a continuous offering of its shares;

       (d) develop and prepare communications to shareholders, including the annual report to shareholders, coordinate mailing prospectuses, notices, proxy statements, proxies and other reports to Fund shareholders, and supervise and facilitate the solicitation of proxies solicited by the Fund for all shareholder meetings, including tabulation process for shareholder meetings;

       (e) coordinate with Fund counsel the preparation and negotiation of, and administer contracts on behalf of the Fund with, among others, the Fund's investment adviser, distributor, custodian, and transfer agent;

       (f) maintain the Fund's general ledger and prepare the Fund's financial statements, including expense accruals and payments, determine the net asset value of the Fund's assets and of the Fund's shares, and supervise the Fund's transfer agent with respect to the payment of dividends and other distributions to shareholders;

       (g) calculate performance data of the Fund and its portfolios for dissemination to information services covering the investment company industry;

       (h) coordinate and supervise the preparation and filing of the Fund's tax returns;

       (i) examine and review the operations and performance of the various organizations providing services to the Fund or any Portfolio of the Fund, including, without limitation, the Fund's investment adviser, distributor, custodian, transfer agent,


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              outside legal counsel and independent public accountants, and at the request of the Board of Trustees, report to the Trustees on the performance of organizations;

       (j) assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout and printing of the Fund's semi-annual and annual reports to shareholders;

       (k) provide internal legal and administrative services as requested by the Fund from time to time, including but not limited to preparation of materials for the quarterly meetings of the Board of Trustees;

       (l) assist with the design, development, and operation of the Fund, including new portfolio and class investment objectives, policies and structure;

       (m) provide individuals acceptable to the Trustees for nomination, appointment, or election as officers of the Fund, who will be responsible for the management of certain of the Fund's affairs as determined by the Trustees;

       (n) advise the Fund and its Trustees on matters concerning the Fund and its affairs;

       (o) obtain and keep in effect fidelity bonds and Trustees and officers/errors and omissions insurance policies for the Fund in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Fund's Board of Trustees;

       (p) monitor and advise the Fund and its Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended;

       (q) perform all administrative services and functions of the Fund and each Portfolio to the extent administrative services and functions are not provided to the Fund or such Portfolio pursuant to the Fund's or such Portfolio's investment advisory agreement, distribution agreement, custodian agreement and transfer agent agreement;

       (r) furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Fund and the Administrator will determine desirable; and

       (s) prepare and file with the SEC the semi-annual report for the Fund on Form N-SAR and all required notices pursuant to Rule 24f-2. Also, the Administrator will perform other services for the Fund as agreed from time to time, including, but not limited to performing internal audit examinations; mailing the annual reports of the Portfolios; preparing an annual list of shareholders; and mailing notices of shareholders' meetings, proxies and proxy statements, for all of which the Fund will pay the Administrator's out-of-pocket expenses.


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3.     Allocation of Charges and Expenses.

       (a) The Administrator. The Administrator will furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator will also provide the items which it is obligated to provide under this Agreement, and will pay all compensation, if any, of officers of the Fund as well as all Trustees of the Fund who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator will not be obligated to pay the compensation of any employee of the Fund retained by the Trustees of the Fund to perform services on behalf of the Fund.

       (b) The Fund. The Fund assumes and will pay or cause to be paid all other expenses of the Fund not otherwise allocated in this Agreement, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of pricing services, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of the Administrator or the investment adviser to the Fund or any affiliated corporation of the Administrator or the investment Adviser, the costs of Trustees' meetings, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Fund.

4.     Compensation of the Administrator.

       (a) Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Fund will pay to the Administrator compensation at an annual rate specified in Schedule B. Such compensation will be calculated and accrued daily, and paid to the Administrator monthly. The Fund will also reimburse the Administrator for its reasonable out-of-pocket expenses, including the travel and lodging expenses incurred by officers and employees of the Administrator in connection with attendance at meetings of the Fund's Board of Trustees.

              If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect will be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month will be made promptly.

       (b) Compensation from Transactions. The Fund hereby authorizes any entity or person associated with the Administrator which is a member of a national


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              securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) under this Agreement, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

       (c) Survival of Compensation Rates. All rights of compensation under this Agreement for services performed as of the termination date will survive the termination of this Agreement.

5. Limitation of Liability of the Administrator. The duties of the Administrator will be confined to those expressly set forth in this Agreement, and no implied duties are assumed by or may be asserted against the Administrator under this Agreement. The Administrator will not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified by this Agreement. (As used in this Paragraph 5, the term "Administrator" will include Trustees, officers, employees and other agents of the Administrator as well as that corporation itself.)

       So long as the Administrator acts in good faith and with due diligence the Fund assumes full responsibility and will indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of said administration, transfer agency, and dividend disbursing relationships to the Fund or any other service rendered to the Fund under this Agreement. The indemnity and defense provisions set forth in this Agreement will indefinitely survive the termination of this Agreement.

       The rights under this Agreement will include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification under this Agreement may ultimately be merited. In order that the indemnification provision contained in this Agreement will apply, however, it is understood that if in any case the Fund may be asked to indemnify or hold the Administrator harmless, the Fund will be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund, but failure to do so in good faith will not affect the rights under this Agreement.

       The Fund will be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If


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       the Fund elects to assume the defense of any such claim, the defense will be conducted by counsel chosen by the Fund and satisfactory to the Administrator, whose approval will not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain counsel, the Administrator will bear the fees and expenses of any additional counsel retained by it. If the Fund does not elect to assume the defense of a suit, it will reimburse the Administrator for the reasonable fees and expenses of any counsel retained by the Administrator.

       The Administrator may apply to the Fund at any time for instructions and may consult counsel for the Fund or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator will not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

       Also, the Administrator will be protected in acting on any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor will the Administrator be held to have notice of any change of authority of any officers, employee or agent of the Fund until receipt of written notice thereof from the Fund.

6. Activities of the Administrator. The services of the Administrator rendered to the Fund are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Fund are or may be or become interested in the Administrator, as Trustees, officers, employees and shareholders or otherwise and that Trustees, officers, employees and shareholders of the Administrator and its counsel are or may be or become similarly interested in the Fund, and that the Administrator may be or become interested in the Fund as a Shareholder or otherwise.

7. Confidentiality. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and its prior, present or potential Shareholders and relative to the Adviser and its prior, present or potential customers, except, after prior notification to and approval in writing by the Fund, which approval will not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

8. Equipment Failures. In the event of equipment failures beyond the Administrator's control, the Administrator will, at no additional expense to the Fund, take reasonable steps to minimize service interruptions but will have no liability with respect thereto. The Administrator will develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.


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9.     Compliance With Governmental Rules and Regulations. The Administrator
       undertakes to comply with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator under this Agreement.

10. Duration and Termination of this Agreement. This Agreement will become effective on the date set forth in the Schedules and will remain in effect for the initial term of the Agreement (the "Initial Term") and each renewal term (each, a "Renewal Term"), each as set forth in the Schedules, unless terminated in accordance with the provisions of this Paragraph 10. This Agreement may be terminated only: (a) by the mutual written agreement of the parties; (b) by either party hereto on 90 days' written notice, as of the end of the Initial Term or the end of any Renewal Term; (c) by either party on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; (d) effective upon the liquidation of the Administrator; or (e) as to any Portfolio or the Fund, effective upon the liquidation of such Portfolio or the Fund, as the case may be. For purposes of this Paragraph 10, the term "liquidation" will mean a transaction in which the assets of the Administrator, the Fund or a Portfolio are sold or otherwise disposed of and proceeds therefrom are distributed in cash to the shareholders in complete liquidation of the interests of such shareholders in the entity.

       This Agreement will not be assignable by the Administrator, without the prior written consent of the Fund, except to an entity that is controlled by, or under common control with, the Administrator.

11. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

12. Certain Records. The Administrator will maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Fund will be prepared and maintained at the expense of the Administrator, but will be the property of the Fund and will be made available to or surrendered promptly to the Fund on request.

       In case of any request or demand for the inspection of such records by another party, the Administrator will notify the Fund and follow the Fund's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Fund has agreed to indemnify the Administrator against such liability.


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13.    Definitions of Certain Terms. The terms "interested person" and
       "affiliated person," when used in this Agreement, will have the respective meanings specified in the 1940 Act and the rules and regulations under this Agreement, subject to such exemptions as may be granted by the Securities and Exchange Commission.

14. Notice. Any notice required or permitted to be given by either party to the other will be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice.

15. Governing Law. This Agreement will be construed in accordance with the laws of the State of Maryland and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Maryland, or any of the provisions in this Agreement, conflict with the applicable provisions of the 1940 Act, the latter will control.

16. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed will be deemed to be an original, but the counterparts will together constitute one and the same instrument.

17. Binding Agreement. This Agreement, and the rights and obligations of the parties and the Portfolios under this Agreement, will be binding on, and inure to the benefit of, the parties and the Portfolios and the respective successors and assigns of each of them.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                              MONUMENT SERIES FUND




                                             -------------------------------
                                              By:     DAVID A. KUGLER
                                                      President



                                              MONUMENT SHAREHOLDER SERVICES




                                             -------------------------------
                                              By:     DAVID A. KUGLER
                                                      President


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                                   SCHEDULE A
                         TO THE ADMINISTRATION AGREEMENT
                         DATED AS OF [AUGUST] ___, 2000

       The following Portfolios of the Fund are covered by the Administration
Agreement:

[list]


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                                   SCHEDULE B
                         TO THE ADMINISTRATION AGREEMENT
                         DATED AS OF [AUGUST] ___, 2000


Fees:

Pursuant to Paragraph 4, Section A, the Fund will pay the Administrator compensation for services rendered to the Portfolios at an annual rate, which is calculated daily and paid monthly according to the following schedule:


                         Fee (on average annual assets)
                                 Assets in Fund


 .125% to            $250 Million

 .09%                Next $250 Million

 .07%                Next $500 Million

 .05%                On assets over $1 Billion


The annual minimum fee for each domestic Portfolio will be $85,000 and the annual minimum fee for each international Portfolio will be $100,000, payable monthly. The annual fee for each additional class of shares is $15,000.